Exhibit 99.1

Contacts:	Dolph Baker, Chairman and CEO
Max P. Bowman, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FOURTH QUARTER AND FISCAL 2020 RESULTS

JACKSON, Miss. (July 20, 2020) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the fourth quarter (13 weeks) and fiscal year ended May 30, 2020.

Net sales for the fourth quarter of fiscal 2020 were $453.3 million, a 61.6 percent increase compared to $280.6 million for the fourth quarter of fiscal 2019. The Company reported net income of $60.5 million, or $1.25 per basic share and $1.24 per diluted share, for the fourth quarter of fiscal 2020, compared to net loss of $19.8 million, or $(0.41) per basic and diluted share, for the fourth quarter of fiscal 2019.

For the fiscal year 2020, net sales were $1,351.6 million compared to $1,361.2 million for the prior year. The Company reported net income of $18.4 million, or $0.38 per basic and diluted share, for the fiscal year 2020, compared to net income of $54.2 million, or $1.12 per basic and diluted share, for the prior year.

Dolph Baker, chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Fiscal 2020 demonstrated Cal-Maine Foods’ resiliency in the face of challenging business conditions and volatile egg prices. After three fiscal quarters characterized by an oversupply of eggs and depressed market prices, demand for eggs increased and market prices rose 62.4 percent during our fourth fiscal quarter over the average price for the first three quarters, as consumers purchased more eggs for preparing meals at home in response to the COVID-19 pandemic. This demand trend also coincided with higher seasonal demand during the peak Easter season. As a result, our sales volumes were up 10.9 percent compared with the fourth quarter of fiscal 2019. We are extremely proud of the dedicated work of Cal-Maine Foods’ employees across our operations who worked particularly hard to meet the unexpected and unprecedented demand for eggs. The Southeast large market average price for conventional eggs for the fourth quarter of fiscal 2020 increased to $1.71 compared to $0.86 for the fourth quarter of fiscal 2019, with a high of $3.18 and a low of $1.02. For fiscal 2020 the Southeast large market average price for conventional eggs was $1.22 compared to $1.23 for fiscal 2019, with a high of $3.18 and a low of $0.62.

“The supply of eggs has continued to trend downward through the fourth quarter of fiscal 2020. Hen numbers reported by the United States Department of Agriculture (“USDA”) as of June 1, 2020, were 319.8 million, which represents 13.9 million less hens than reported a year ago, when the USDA also reported high flock productivity. The USDA reported that the hatch from January through May 2020 decreased 5.0 percent, including a 13.1 percent decrease in May, as compared to the same period in 2019, which will likely further reduce future egg supply levels.

"For the fourth quarter, specialty eggs, were $133.3 million, accounting for 29.9 percent of our egg sales revenue, compared with $119.9 million, or 44.1 percent of egg sales revenue, in the fourth quarter of fiscal 2019. The increase in specialty egg revenue in the fourth quarter 2020 resulted from a 10.4 percent increase in specialty dozens sold in the fourth quarter of fiscal 2020 over the fourth quarter of fiscal 2019, as well as slight increase in specialty egg prices.

"Specialty eggs are an important part of our growth strategy, and we strive to provide a favorable product mix in line with consumer demand. We have continued to position Cal-Maine Foods to meet the expected additional demand for cage-free eggs. California, Colorado, Washington, Oregon, Massachusetts, Rhode Island and Michigan have all passed minimum space and/or cage-free requirements, mandating sale of only cage-free eggs with implementation of these laws ranging from January 2022 to January 2026. These states represent approximately 22.9 percent of the U.S. total population according to the U.S. Census Bureau. Legislation is also pending in Arizona and Hawaii for cage-free requirements. We have invested over $371.7 million in facilities, equipment and related operations to expand our cage-free production starting with our first facility in 2008. Throughout the next two years, additional cage-free capacity will come online in Florida, Texas and Utah, which will provide significant additional processing, pullet and production capacity in time to meet expected customers’ needs.

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CALM Reports Fourth Quarter and Fiscal 2020 Results

July 20, 2020

“Our operations ran well during the fourth quarter, and our managers and employees have done an outstanding job, especially during the outbreak of COVID-19. Despite the challenges, we have remained focused on efficient and responsible management of our production facilities. Operating income was $76.1 million in the fourth quarter compared to an operating loss of $30.4 million in the prior-year fourth quarter. We also benefitted from a more favorable effective tax rate in fiscal 2020 and in the fourth quarter, as we recorded a tax benefit of $2.4 million related to the carryback provisions of the Coronavirus Aid, Relief and Economic Security Act of 2020 (CARES Act). Overall, our farm production costs per dozen were down 0.8 percent over the fourth quarter of fiscal 2019, reflecting a 1.5 percent drop in feed costs. According to USDA reports, current supplies of corn and soybeans are favorable, and we believe we will continue to have an adequate supply of both grains in fiscal 2021. However, current ongoing uncertainties and supply chain disruptions related to the COVID-19 outbreak, weather fluctuations and geopolitical issues surrounding trade agreements and international tariffs may lead to further price volatility.

“Looking ahead, we will continue to take all necessary precautions in the management of our operations in response to the COVID-19 pandemic. Our top priority is the health and safety of our employees, who work hard every day to produce eggs for our customers and contribute to a stable food supply. We are also grateful for our supply chain partners who have supported our ability to operate and meet our delivery requirements with minimal disruption. As the coronavirus continues to spread and reach more rural communities where we operate, it is critical that we provide a safe working environment, and we continue to implement appropriate protections taking into account the protocols recommended by the Centers for Disease Control (CDC) and other government health agencies. For fiscal 2020, we incurred expenses of approximately $2.8 million related primarily to supplemental pay. We are committed to making the necessary investments to support and protect all Cal-Maine Foods employees.

“While we are facing an uncertain environment, we will continue to execute our growth strategy in fiscal 2021 - provide a favorable product mix, including cage-free and other specialty eggs, invest in our operations, identify acquisition or other growth opportunities that enhance our production, and manage our operations in a responsible and sustainable manner. On June 29, 2020, we published the Cal-Maine Foods 2019 Sustainability Overview, which includes our corporate initiatives that support environmental and social responsibility throughout our operations. Above all, we are focused on safely meeting the needs of our customers and providing outstanding products and service. We have a strong balance sheet with the financial flexibility to support our growth strategy, and we look forward to the opportunities ahead for Cal-Maine Foods in fiscal 2021,” added Baker.

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. Therefore, the Company will not pay a dividend with respect to the fourth quarter of fiscal 2020. At the end of the fourth quarter of fiscal 2020, the amount of cumulative losses to be recovered before payment of a dividend was $1.4 million.

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CALM Reports Fourth Quarter and Fiscal 2020 Results

July 20, 2020

Selected operating statistics for the fourth quarter and fiscal 2020 compared with the prior-year periods are shown below:

	13 Weeks Ended		52 Weeks Ended
	May 30, 2020	June 1, 2019	May 30, 2020	June 1, 2019
Dozen Eggs Sold (000)	282,422	254,772	1,069,150	1,038,900
Dozen Eggs Produced (000)	242,962	222,325	927,799	876,705
% Specialty Sales (dozen)	24.4%	24.5%	23.9%	25.1%
% Specialty Sales (dollars)	29.9%	44.1%	36.8%	38.2%
Net Average Selling Price (per dozen)	$1.575	$1.062	$1.231	$1.265
Net Average Selling Price Specialty Eggs (per dozen)*	$1.934	$1.919	$1.897	$1.933
Feed Cost (per dozen)	$0.405	$0.411	$0.409	$0.415

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met,(vi) risks relating to the evolving COVID-19 pandemic, and (vii) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
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CALM Reports Fourth Quarter and Fiscal 2020 Results

July 20, 2020
CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended		52 Weeks Ended
	May 30, 2020	June 1, 2019	May 30, 2020	June 1, 2019
Net sales	$453,333	$280,573	$1,351,609	$1,361,188
Cost of sales	331,823	267,818	1,172,021	1,138,329
Gross profit	121,510	12,755	179,588	222,859
Selling, general and administrative	45,803	42,296	178,237	177,045
(Gain) loss on disposal of fixed assets	(385)	879	82	33
Operating income (loss)	76,092	(30,420)	1,269	45,781
Other income, net	1,459	2,477	18,790	25,024
Income (loss) before income taxes	77,551	(27,943)	20,059	70,805
Income tax (benefit) expense	17,087	(8,391)	1,731	15,743
Net income (loss)	60,464	(19,552)	18,328	55,062
Less: Income (loss) attributable to noncontrolling interest	1	209	(63)	833
Net income (loss) attributable to Cal-Maine Foods, Inc.	$60,463	$(19,761)	$18,391	$54,229

Net income (loss) per common share attributable to Cal-Maine Foods, Inc.:
Basic	$1.25	$(0.41)	$0.38	$1.12
Diluted	$1.24	$(0.41)	$0.38	$1.12
Weighted average shares outstanding:
Basic	$48,501	$48,442	$48,467	$48,467
Diluted	$48,608	$48,442	$48,467	$48,589

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CALM Reports Fourth Quarter and Fiscal 2020 Results

July 20, 2020
CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)
SUMMARY BALANCE SHEETS

	May 30, 2020	June 1, 2019
ASSETS
Cash and short-term investments	$232,293	$319,428
Receivables, net	98,375	71,760
Inventories	187,216	172,237
Prepaid expenses and other current assets	4,367	4,328
Current assets	522,251	567,753

Property, plant and equipment (net)	557,375	455,347
Other noncurrent assets	127,068	133,178
Total assets	$1,206,694	$1,156,278

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$92,182	$73,211
Current maturities of long-term debt and lease obligations	1,001	1,696
Current liabilities	93,183	74,907

Long-term debt and lease obligations, less current maturities	2,387	858
Deferred income taxes and other liabilities	101,449	90,707
Stockholders' equity	1,009,675	989,806
Total liabilities and stockholders' equity	$1,206,694	$1,156,278

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